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                                                                    EXHIBIT 99.6




                       NONQUALIFIED STOCK OPTION AGREEMENT


         THIS AGREEMENT, dated as of the 13th day of November, 1997 between CCAIR, Inc., a Delaware corporation having its principal office at Charlotte, North Carolina (hereinafter called the "Company"), and George Murnane, III, a director of the Company (hereinafter called the "Option Holder").

                                   WITNESSETH:

         WHEREAS, the Company acknowledges that stock options are granted in compensation for service as a director in lieu of director's fees; and

         WHEREAS, the Board of Directors of the Company has adopted a Directors' Compensation Stock Option Plan, a true copy of which is annexed hereto as Attachment A (hereinafter called the "Plan"); and

         WHEREAS, on November 13, 1996, pursuant to the provisions of the Plan, Option Holder was granted an option in respect of the number of shares hereinbelow set forth; and

         WHEREAS, the Board of Directors has, in adopting the Plan, determined that there is a reasonable relationship between the value of this option and the expected resulting benefit to be received by the Company by reason of the grant of this option;

         NOW, THEREFORE, in consideration of the mutual promises and representations herein contained and other good and valuable consideration, the parties hereto agree as follows:

         1. Subject to the Plan, the terms and provisions of which are incorporated herein by reference, the Company hereby grants to the Option Holder Nonqualified Stock Options to purchase, on the terms and subject to the conditions hereinafter set forth, all or any part of an aggregate of 20,000 shares of the Company's Common Stock (par value $.01 per share) (the "Common Stock") at the purchase price of $3.00 per share (the "Option"), exercisable on or after May 13, 1998, unless sooner terminated as provided in the Agreement or the Plan. In no event may the Option be exercised after five o'clock p.m. on November 13, 2007.

         2. The Option or any part thereof may, to the extent that it is exercisable, be exercised in the manner provided in Article I, Section 6 of the Plan by purchasing at least 100 shares then exercisable under the Option or, if less, all of the shares then exercisable under the Option. Payment of the aggregate option price for the number of shares purchased shall be made in the manner provided in Section 6(d) of the Plan.

         3. The Option Holder acknowledges that, upon any exercise of the Option, he will recognize ordinary income for income tax purposes (generally in an amount equal to the difference between the fair market value of the shares on the date of exercise and the option price paid therefor) and the Company will be entitled to a corresponding deduction. Consequently, the Option Holder agrees that he will pay, or make arrangements to pay, to the Company, an amount equal to




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any income and other taxes that the Company is required to withhold as a result of his exercise of the Option. If for any reason such payment or arrangement to pay is not made, the Company shall be entitled to withhold, from other sums payable to the Option Holder, the amount of such income and other taxes.

         4. The Option or any part thereof may be exercised only by the Option Holder or by a subsequent holder in accordance with a permitted transfer under
Section 6(f) of the Plan. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or any right or privilege confirmed hereby contrary to the provisions of Section 6(f) of the Plan, the Option and the rights and privileges confirmed hereby shall immediately become null and void.

         5. The Option shall not be exercised in whole or in part, and no certificates representing shares subject to the Option shall be delivered, if any requisite approval or consent of any governmental authority having jurisdiction over the exercise of options shall not have been secured or if the issuance of shares subject to the Option would violate any Federal, state or local law, regulation or order that may be applicable. The Company shall use its best efforts to obtain any such approval or consent and to effect compliance with any such applicable law, regulation or order, and the Option Holder or any other person entitled to exercise the Option shall take action reasonably requested by the Company in such connection.

         6. Unless the shares to be purchased upon exercise of the Option have been registered pursuant to the Securities Act of 1933 or under the securities laws of any state, which registration shall be at the option of the Company, the Option Holder agrees, for himself and any other person entitled to exercise the Option or any part thereof as herein provided, that any and all shares of Common Stock purchased upon exercise of the Option shall be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and that, at the time he exercises all or any portion of the Option, he will furnish to the Company such documentation as it shall reasonably require in order to assure compliance with the Federal and state securities laws as in effect at the time of said exercise. The Option Holder consents to such other action as the Company deems necessary or appropriate in order to assure compliance with said laws, including but not limited to placing stop transfer instructions with the Company's stock transfer records. The Option Holder acknowledges that, under present Federal securities regulations, absent registration, he will be required to hold any shares purchased pursuant to exercise of the Option for at least two years after full payment for those shares and that, thereafter, the shares may be sold only in compliance with Rule 144 of the Securities and Exchange Commission, if Rule 144 is then available for sale of the Common Stock. The Option Holder further acknowledges that, notwithstanding registration, if he is deemed an "affiliate" of the Company as defined in said Rule 144, those shares nevertheless may be sold only in compliance with Rule 144 (but without any holding period). In connection with a request to transfer any shares purchased pursuant to exercise of the Option, the Company may refuse to transfer such shares absent an opinion of counsel satisfactory to the Company to the effect that the transfer may be made without compliance with the registration requirements of any applicable Federal or state securities laws.





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         7. Any notice to be given to the Company shall be addressed to the
Vice-President - Finance of the Company at Second Floor, 4700 Yorkmont Road, Charlotte, North Carolina 28208.

         8. Nothing herein contained shall affect the right of the Option Holder to participate in and receive benefits under and in accordance with the provisions of any pension, insurance or other benefit plan or program of the Company as in effect from time to time and for which he is eligible.

         9. Nothing herein contained shall affect the right of the Company, subject to the terms of any existing contractual arrangement to the contrary, to terminate the Option Holder's employment with the Company.

         10. This Agreement shall be binding upon and inure to the benefit of the Option Holder, his personal representatives, heirs and legatees, but neither this Agreement nor any rights hereunder shall be assignable or otherwise transferable by the Option Holder except as expressly set forth in this Agreement or in the Plan.


                                              CCAIR, INC.




                                              --------------------------------
                                              Ray Allen



                                              --------------------------------
                                              Gordon Linkon





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